Exhibit 99.1

Friday 5 June 2009

For immediate release

The Carphone Warehouse Group PLC

Preliminary Results for the year to 31 March 2009

•      Results in line with expectations.

•      All existing guidance for 2010 year reiterated, including strong cash flow growth.

•      Demerger to be completed at the latest by July 2010.

Financial Headlines

•      2009 results in line with expectations. Headline EPS of 12.6p (after 0.3p negative impact from SAC accounting policy change).

•      Year end effective net debt (including share of Best Buy Europe net debt) reduced to £182m (2008: £843m) aided by sale of 50% of retail and distribution business to Best Buy.

•      Agreement to acquire Tiscali UK for £236m will make TalkTalk Group the UK’s largest residential broadband provider with 4.25m subscribers and further improve economics and competitive advantage.

•      Proposed final dividend of 3.00p, giving a total dividend for the year of 4.35p, an increase of 2% on last year.

•      Demerger to be completed at the latest by July 2010. Close to finalising separate banking facilities for Best Buy Europe.

Operational Headlines

•      78% of TalkTalk Group’s 2.8m broadband subscribers now on unbundled network - leveraging economic advantage.

•      Significantly reduced TalkTalk broadband churn and strong growth in profitability and cash flows.

•      Strong connections growth at Best Buy Europe, up 8% year-on-year. Increasing market share. Encouraging start for new format stores and good progress on spring 2010 Big Box launch.

•      TalkTalk Group and Best Buy Europe operating as separate companies, both benefiting from completed efficiency programmes.

	Year ended 31 March 2009 £m		Year ended 29 March 2008 £m
			Restated**

Revenue	1,385		1,424

Headline results*

EBITDA	171		102

Profit before tax	133		4

Profit after tax	112		137

Earnings per share	12.6	p	15.2	p

Statutory results

Profit after tax	550		73

Earnings per share	61.6	p	8.1	p

Dividend per share	4.35	p	4.25	p

* Stated before amortisation of acquisition intangibles, and before exceptional items, as reconciled in note 3.

** Prior year results have also been restated to reflect a change in the Group’s accounting policy for subscriber acquisition costs, which are now expensed as incurred.

Note: As a result of the transaction with Best Buy, the results of Best Buy Europe are treated as discontinued or associate operations in both years, and therefore excluded from Group revenue and EBITDA figures, but included in profit after tax and earnings per share. Profit before tax includes our share of the Best Buy Europe JV for the year ended 31 March 2009.

Charles Dunstone, CEO, said:

“This has been a year of significant achievement, reflecting incredible energy, commitment and effectiveness from all our employees. Against a difficult economic backcloth, we have delivered strong results and we have considerably strengthened both our market position and our financial position. We have also restructured the Group, enabling us to operate more efficiently than ever before, and we have taken key strategic steps to drive our future growth and returns for shareholders.”

“Our retail business has again out-performed its marketplace, increasing connections in a year when we estimate the European handset market fell and thereby significantly increasing its market share albeit with an investment in margin. By selling half this business to Best Buy we have fundamentally strengthened our balance sheet at just the right time and, most importantly, forged a formidable partnership which will in 2010 take us into new growth territory, change the customer experience of consumer electronics retailing and meet the fundamental demand for truly connected communications.”

“Our telecoms business has also performed well: growing its total broadband customer base; continuing the migration of its customers onto its leading edge, fully unbundled network; and markedly improving customer loyalty. This has significantly increased the value of its customer base and, at the same time, the investments we have made are paying off with increasing profitability and increasing operating free cash flows. TalkTalk Group’s recently announced deal to acquire Tiscali’s UK operations will cement its position as a leader in the UK telecoms market. It makes TalkTalk Group the UK’s largest residential broadband provider, enhances earnings per share, and brings significant additional synergy gains by March 2011.”

“Because of the degree of change we have undertaken, it is not easy to compare last year’s financial results with this year’s. On a statutory basis, we have increased earnings per share by over seven times. On an adjusted Headline basis, earnings per share have fallen 18%. The Best Buy transaction has created a one-off exceptional gain, which goes through the profit and loss account and boosts statutory earnings while Headline numbers reflect the loss of half the retail profits. As we said when we announced the deal, the cash we received would take time to deploy into new earnings streams, including the roll out of our Big Box strategy, and we are making good progress on this. Accounting practice also means that we have to treat all the prior financial results of our retail and distribution business as ‘discontinued operations’. We are holding our final dividend at 3.00p, in line with last year’s final dividend, despite the year-on-year fall in earnings per share, reflecting our confidence in generating strong operating cash flow in the year ahead.”

Outlook

“We said earlier this year that, while we did not see an early end to the economic pressures, we did not see further deterioration and, as far as we can see, that remains the case. On this basis, in April, we guided for the current financial year to March 2010, and we upgraded that guidance earlier this month when we announced TalkTalk Group’s Tiscali acquisition. We are today reiterating this upgraded guidance.”

“We expect to generate over £150m of Group operating free cash flow, a substantial increase year-on-year, and we expect the Tiscali UK acquisition to enhance Group Headline EPS by around 10%.”

“At the divisional level, we expect TalkTalk Group to deliver over £100m of operating free cash flow. We also expect the Tiscali UK acquisition to enable TalkTalk Group to realise annualised synergies of between £40m and £50m by March 2011, principally from the areas of customer migration, network integration and simplification, and billing integration.”

“Within Best Buy Europe, we expect to maintain the current level of revenues and connections, and expect the cost saving programme we have undertaken to offset the gross margin decline we have experienced in the last six months. We will be investing in our Big Box roll-out plans during the forthcoming year, whilst also expecting significant growth in our profits from Best Buy Mobile in the US. We therefore retain our expectation for the Group’s share of profits (after interest and tax) from this division to be between £30m and £40m, and for operating free cash flow, after all Big Box investment, to be around £50m. Our first Big Box stores are scheduled to launch in the UK next spring.”

Demerger Update

“It’s been increasingly obvious that the Group is now two businesses — Best Buy Europe and TalkTalk Group. The one grew out of the other; but both have now reached the stage where there are no material synergies between them and where, for operational and competitive reasons, they need to operate independently. The businesses are effectively run as separate entities already, each with highly experienced and strong management teams.”

“The logic to demerge the two businesses and to give each shareholder a proportional direct interest in both is therefore clear. We have undertaken the necessary planning work to confirm our view that this is in shareholders’ interests and to determine the practicable way of achieving the demerger. We are now close to finalising separate banking facilities for Best Buy Europe, which enables us to be confident of completing our demerger process at the latest by July 2010.”

“At that time, we intend both businesses to be listed as independent publicly-quoted companies. I am confident this will make it easier for shareholders to assess more clearly the value of the Group’s businesses and that each business will continue to thrive, each with its distinct management strategy, investment characteristics, financing arrangements and potential.”

Review of Businesses

TalkTalk Group

TalkTalk Group is our UK fixed line telecoms division, serving over 3.9m fixed line customers comprising 2.8m broadband and 1.1m voice-only and narrowband customers. It is currently the number three player in the UK broadband market; but with the acquisition of Tiscali UK, scheduled for completion by the end of June, it will become the largest residential broadband provider and the number two in the overall broadband market. It has by far the most extensive unbundled network in the UK, which supports a low-cost operating model that enables strong profitability even on market-leading tariffs. Its B2B operation, branded Opal, is a major player in the small business market.

Headline financials

	2009 £m	2008 £m
		Restated*

Revenue	1,385	1,424
Residential**	1,089	1,112
Business	296	312
EBITDA pre SAC and marketing	307	280
SAC and marketing	(126)	(164)
EBITDA	181	116
Depreciation and amortisation	(57)	(47)
EBIT	124	69
EBIT %	9.0%	4.8%

* Last year’s numbers have been restated to reflect the reallocation of £25m of revenues from non-UK fixed line operations which were previously included within retail and distribution, but which were excluded from the Best Buy transaction. In addition, 2008 EBIT now reflects the inclusion of £3m of central costs previously recorded at the Group level, as a result of our reorganisation earlier this year. Prior year results have also been restated to reflect a change in the Group’s accounting policy for subscriber acquisition costs, which are now expensed as incurred (see note 1).

** Comprises residential customers and small business customers with similar profiles.

TalkTalk Group delivered another good performance last year, growing its customer base, increasing the proportion of its customers on its unbundled network from 67% to 78% and achieving a substantial reduction in its churn rate. Despite the unexpected slow-down in the rate of growth in the broadband market, TalkTalk Group still increased in profitability, with Headline EBIT growing by 80% to £124m and Headline EBIT margins almost doubling from 4.8% to 9.0%. TalkTalk Group has also started to deliver strong cash flows, and has significantly increased visibility of these cash flows going forward.

Residential revenues were down marginally in the last financial year, falling 2% to £1,089m (2008: £1,112m).

Blended broadband monthly ARPU rose by 3% to £22.65. The increase was driven by the greater proportion of higher ARPU TalkTalk customers within the base. Non-broadband ARPU rose 18% to £20.93, reflecting price increases in line with BT’s voice price increases during the year.

B2B revenues declined by 5% to £296m (2008: £312m).  Opal continued to improve its revenue mix, with an ongoing trend towards higher value services offsetting falling premium rate traffic. In the second half, the business launched its new suite of data products for the small business market, which is expected to drive moderate revenue growth in 2009-10.

During the year underlying growth in the broadband base was 186,000 customers, but as part of the AOL integration process, we identified a discrepancy of 93,000 customers and reduced the base accordingly at the half year. This delivered a net increase of 93,000 customers to 2.8m.

Our base of non-broadband customers, encompassing customers taking our voice-only service or narrowband package, continued to decline in line with our expectations, ending the year at 1.1m customers.  A large number of these customers are signing up to our own bundled broadband services.

The TalkTalk broadband base made further excellent progress during the year, increasing by 339,000 customers or 27%.  The customer service issues of previous years are now behind us and our simple value proposition continues to gain traction in the market.  Growth picked up noticeably towards the end of the financial year, reflecting what is seasonally our strongest quarter for broadband growth but also underlining the brand’s value credentials as customers increasingly look to save money in the current economic climate. Trends in churn at TalkTalk were also very encouraging, with annualised churn falling materially year-on-year as customers became increasingly satisfied with our service levels, and the housing market became more subdued.  With our highly efficient, fully-unbundled network, we are able to generate strong cash margins while maintaining the most competitive telecoms bundles in the market.  With customer lifetimes lengthening and acquisition costs stable, we believe the net present value of the base is increasing all the time.

As expected, the AOL Broadband base fell by just under 245,000 customers, reflecting the 93,000 adjustment noted above and customers switching from the higher broadband tariffs to which AOL customers were historically signed up. We focused our retention programmes on customers living within our unbundled exchange footprint, where we can offer lower tariffs reflecting our lower cost base in those areas. As a result, AOL churn rates reduced towards the end of the year. We also completed the integration of AOL during 2008, combining the businesses under a single UK residential management team.

We made further substantial progress on the footprint, capacity and resilience of our telecoms network during the year.  We unbundled a further 326 exchanges, taking our fully-unbundled network to 1,705 exchanges and our partially-unbundled network to 1,251 exchanges.  Together this gives us approximately 80% coverage of the UK population.  We unbundled 372,000 customers during the year, taking the total unbundled base to 2.2m customers or 78% of the total broadband base, in line with our goal. We remain the largest unbundler in the UK, representing 39% of all unbundled lines.  Importantly, we are still the only broadband provider that has succeeded in making full unbundling work. This is testament to the skill of our engineers and our strong supplier partnerships, and enables us to provide packaged broadband and voice services at a much lower cost than our partially-unbundled competitors.

At the year end we changed the way we account for subscriber acquisition costs (“SAC”).  Historically we have capitalised SAC and amortised it over a customer’s minimum contract term — typically 18 months.  We are now expensing SAC as incurred, bringing our policy in line with the majority of other telecoms companies and more closely aligning our profit and loss performance with our cash flow.

Cash Flow

	2009 £m	2008 £m

Headline EBITDA	181	116
Working capital	(35)	12
Capex	(106)	(172)
Operating free cash flow (pre-exceptionals)	40	(44)

TalkTalk Group generated operating free cash flow of £40m (2008: outflow of £44m). Strong EBITDA growth was partially offset by an outflow on working capital, which was caused by timing issues due to a change to calendar month ends; there was no deterioration in underlying working capital. Capex reduced from £172m to £106m, reflecting high levels of network investment in the prior year.  The major elements of the capital expenditure on the network in 2008-09 were the additional exchanges unbundled, increased capacity in existing exchanges, and the continuation of our project to increase backhaul capacity within the network.  By the end of the year we had substantially completed our new CRM and billing platform investment and have commenced migrations, which should enable us to provide an enhanced service to customers in the years ahead.

Best Buy Europe

Best Buy Europe, in which the Group has had a 50% share since 1 July 2008, encompasses our retail operations across Europe and our share of profits in Best Buy Mobile in the US.  During the year we have made significant progress in evolving our existing customer proposition and product mix beyond mobile phones to include mobile broadband, laptops and other connected devices.  We have not only broadened the offer in our small stores but also introduced a slightly larger format, “Wireless World”, which embraces gaming and an extended laptop offer, as well as a Geek Squad technology support presence. We have also laid the foundations for our Big Box consumer electronics format, which we plan to launch in the UK in spring 2010.

Headline financials (100% basis)

	2009 £m	2008 £m
		Restated*

Revenue	3,563	3,091
Gross margin	1,033	940
SG&A	(845)	(723)
EBITDA	188	217
Depreciation and amortisation	(87)	(65)
Joint ventures	—	(1)
EBIT	101	151
EBIT %	2.8%	4.9%

* Last year’s numbers have been restated to reflect the reallocation to TalkTalk Group of £25m of revenues from non-UK fixed line operations which were previously included within retail and distribution, but which were excluded from the Best Buy transaction. In addition, 2008 EBIT now reflects the inclusion of £19m of central costs and £1m of losses on joint ventures, both of which were previously recorded at the Group level, as a result of our reorganisation earlier in the year. Prior year results have also been restated to reflect a change in the Group’s accounting policy for subscriber acquisition costs, which are now expensed as incurred (see note 1).

Best Buy Europe’s revenues grew 15% to £3,563m, with 9% growth coming from the strength of the Euro year-on-year. Headline EBIT fell 33% to £101m (2008: £151m). Although profitability fell year-on-year, we made significant progress in the development of the business and are well positioned in terms of market share, product diversification, an efficient cost base and the strength of our relationships with both vendors and mobile network partners.

During the year, we achieved total connections of 12.5m, up 8% year-on-year (2008: 11.5m), despite what we estimate to be a year-on-year decline in the European handset market.  As a result we estimate that our market share has grown significantly, reinforcing our belief in the value of our independent model in the eyes of the consumer. Subscription connections were also up 8% to 4.8m (2008: 4.5m). Growth in subscription sales was driven by high-end, internet-enabled handsets, and by mobile broadband connections.  It is clear that mobile data, whether via laptops or handsets, using 3G networks or WiFi, is really taking off.  We have positioned ourselves well to capture this rapid growth, as the connections figures demonstrate.  In contrast, the market for mid-tier handsets, the historical “bread and butter” of the subscriptions market, was in decline throughout the year. There are now signs however, that the features available in high-end devices are now cascading into the more mass market mid-tier ranges, and this segment of the handset market is beginning to show signs of improving.

Pre-pay connections were up 9% to 7.0m.  After a slow second quarter, pre-pay sales picked up in the second half of the financial year as we took significant market share from general retailers.  Although we initially thought that the pre-pay business would be more at risk from a more cautious consumer environment, any effects were more than offset by our own strong market share gains.

Like-for-like revenue, stripping out the impact of new space, was up 7.9% and at constant currencies, like-for-like revenue was up 1.1%.

Divisional gross margin fell 140 basis points year-on-year, from 30.4% to 29.0%.  This decline reflected both a more aggressive trading stance, as we sought to use our scale and strong financial position to grow our market share, and the impact in our product mix of lower margin mobile broadband connections and our drive into the laptop market place.

We opened 180 stores during the year, and closed or relocated 132, giving net store additions of 48.  The total store base was 2,459 at the year end (2008: 2,411), including 219 franchise stores (2008: 236).  Total average selling space excluding franchises was up 8% to 122,470 sqm (2008: 113,438 sqm).  Including franchises, total average selling space was up 7% to 131,137 sqm (2008: 122,976 sqm).

During the year we reduced our plans for fresh store openings based on our traditional store format after several years of rapid expansion.  We focused instead on the most significant change to the in-store proposition achieved in the business’s history, which included the introduction of a full laptop offer across a significant proportion of the portfolio.  In October, we opened the first of our new, mid-sized stores, which are up to 300 sqm, compared to our normal small store size of around 60 sqm.  These mid-sized stores offer not only a much wider range of laptops, but also areas dedicated to gaming, wireless TV and music services, all backed up by an in-store Geek Squad presence.  These stores have performed very strongly, with excellent customer feedback, and we will be introducing a further 30-40 over the coming year, through a mix of new stores and refits.

During the year we also trialled a major change to how our sales consultants are remunerated, with the introduction of higher base salaries and bonuses, to replace the traditional mix of lower salaries and sales-based commissions.  Under the trial, bonuses are based on a store’s Net Promoter Score, which is a measure of the difference between positive and negative customer feedback.  The trial was a success and we are now progressively introducing this structure across the whole of the UK business.  There has been no deterioration in sales performance as a result, and we believe that, over time, it will create even greater trust in the brand in the eyes of customers.

In the US, Best Buy Mobile had an outstanding year. This business, in which Best Buy Europe have a profit-sharing agreement, was launched two years ago to reposition Best Buy’s mobile retailing operations with the assistance of Carphone Warehouse. Over the course of the year its in-store presence has been introduced across all of Best Buy’s Big Box stores in the US, delivering near triple-digit rates of like-for-like growth and significant market share gains as a result.  In addition, Best Buy have opened 33 standalone stores, taking the total to 39. Our share of profits for the year was £8m and is expected to grow significantly in the year ahead.

Since the deal with Best Buy, which completed at the end of June, we have committed significant resource to the Big Box consumer electronics retail launch, planned for spring 2010.  We had originally scheduled the first store openings for the second half of 2009, but the highly favourable property environment has presented us with increasingly attractive opportunities, both in terms of locations and lease terms.  As a result, we have chosen not to rush, but to take our pick of the opportunities and ensure that our launch has the most material impact.  We incurred approximately £7m of costs relating to the launch during the year.

Best Buy Europe’s Insurance business continues to be an important contributor to the profitability of the business.  Customers value the protection it gives when they commit to a high value contract and receive a heavily subsidised, valuable mobile phone.  Although performance earlier in the year was relatively subdued, business picked up in the second half.  We benefited from the introduction of the laptop proposition into the stores, and also from the development of a combined insurance and Geek Squad assurance policy, giving customers not only protection against loss, but also access to technology assistance from the Geek Squad.

Cash Flow (100% basis)

	2009 £m	2008 £m

Headline EBITDA	188	217
Working capital	(160)	(4)
Capex	(115)	(107)
Operating free cash flow (pre-exceptionals)	(87)	106

Best Buy Europe saw an outflow on operating free cash flow of £87m (2008: inflow of £106m). The adverse movement was largely due to working capital, particularly in the first half of the year. Our working capital position reflected an increasing alignment of our interests with our network partners, with commission being deferred over the contract life rather than paid up front. Whilst not affecting revenue recognition, this had an adverse impact on working capital. We have been working with the networks and other key suppliers to limit further absorption of working capital, experiencing minimal absorption in the second half of the year, and expect much-improved cash generation in 2009-10.

Virgin Mobile France

Alongside the results of Best Buy Europe since the transaction with Best Buy, the Group’s share of results of joint ventures and associates in the income statement includes our share of post-tax losses from Virgin Mobile, our French MVNO.

Virgin Mobile had a second successful year of customer growth, adding over 300,000 customers and bringing its base to over 1.1m customers, of whom 44% are subscription. Our share of losses for the year was £8m. The business continued to invest significantly in brand-building and customer recruitment, and while it will record further losses in 2009-10, broadly in line with 2008-09 levels, as it continues to invest in growth, we expect it to move to profitability at the EBITDA level on a monthly basis in the second half of this year.

Exceptional items

The disposal of 50% of the Group’s retail and distribution business gave rise to a net gain after tax of £608m, which is reflected in the results of discontinued operations. Indirect costs of £6m after tax also arose as a result of the transaction. Further to the new partnership, Best Buy Europe commenced the disposal of approximately 100 stores, and accelerated a shift in its range of retail stock away from mobile phones towards laptops and other products, resulting in an exceptional charge. Exceptional costs associated with these programmes are reflected in a post-tax charge of £11m through the results of joint ventures.

Prior to the transaction with Best Buy, the Group conducted a review of its central support structures, particularly in relation to its retail and distribution business, to achieve greater divisional autonomy and efficiency. This review resulted in a reorganisation programme that is expected to yield savings of £7m per annum. Redundancy and other restructuring costs that have arisen as a result of the programme are reflected in a post-tax charge of £9m in discontinued operations.

Further to the divisionalisation process, both TalkTalk Group and Best Buy Europe have undertaken comprehensive reorganisation programmes in the second half of the year. The TalkTalk Group programme is expected to generate annualised savings of approximately £10m per annum, and has resulted in redundancy and other restructuring costs of £10m, which are reflected in exceptional operating expenses. The Best Buy Europe reorganisation is expected to yield annualised savings for the joint venture of up to £50m per annum, and has resulted in a post-tax charge through the results of joint ventures of £7m. TalkTalk Group also completed the transfer of its AOL network operations, hosting, billing and customer management from a transitional platform provided by AOL Time Warner onto the Group’s own systems, at a cost of £16m, shown within exceptional operating expenses.

Additionally, an exceptional foreign exchange loss of £85m has arisen in the year following a change in the functional currency of the Group’s brand company from Swiss Francs to Sterling. The transaction with Best Buy necessitated a change in the operations of the brand company, which in turn made Sterling the appropriate functional currency. As a result of the change, movements on the brand company’s Swiss

Franc borrowings, which would have previously been recognised through reserves, were thereafter reflected in the income statement. These borrowings were converted into Sterling before 31 March 2009. A tax credit of £24m has been recognised in respect of this loss. The Group no longer has any material exposure to movements in the Swiss Franc.

Finally, the Group fully impaired its legacy wireless internet investments, resulting in a non-cash charge of £5m through exceptional operating expenses.

Amortisation of acquisition intangibles

The amortisation charge in respect of acquisition intangibles amounted to £71m (2008: £75m), primarily in relation to AOL.

Interest and taxation

Net interest of £4m was payable during the year, a substantial reduction in the charge for 2007-08 of £45m, as a result of the proceeds from the transaction with Best Buy. The effective tax rate on Headline profits from continuing operations excluding joint ventures was 17% (2008: 50%). The tax rate benefited from the recognition of previously unrecognised tax assets.

Earnings per share (“EPS”)

Headline EPS was 12.6p, a reduction of 18% year-on-year (2008: 15.2p). Statutory EPS was 61.6p (2008: 8.1p), reflecting the gain on the transaction with Best Buy.

Group cash flow

	2009 £m	2008 £m

TalkTalk Group	40	(44)

Best Buy Europe
Disposal proceeds	1,041	—
Other cash movements	(106)	140

Exceptionals (cash element)	(20)	(15)
Acquisitions (net)	(76)	(68)
Tax and interest	(4)	(45)
Dividend and shares	(89)	(17)
Other	(16)	(20)
Net cash flow	770	(69)
Opening net debt	(843)	(618)
Foreign exchange	(86)	(156)
Closing underlying net debt	(159)	(843)

The Group had underlying net debt at the year-end of £159m. In addition, the Group had used its committed facilities to provide funding of £293m to Best Buy Europe at the end of March, and total net debt including Group borrowings to fund these loans was therefore £452m. The loans were provided under a £475m revolving credit facility, half of which is guaranteed by Best Buy Co., Inc.

Best Buy Europe had net debt of £47m at the end of the year, comprising loans from the Group of £293m and net cash and other borrowings of £246m; Best Buy Europe’s net cash and other borrowings are not consolidated into our Group results. The Group’s effective net debt, including the Group’s share of Best Buy Europe net debt, was therefore £182m.

The principal components of TalkTalk Group’s operating cash flows are detailed above.

The Group received disposal proceeds of £1,041m from the transaction with Best Buy. Other cash movements reflect operating cash flows prior to the transaction (shown in the Group cash flow as discontinued operations), the removal from Group debt of Best Buy Europe’s cash and debt, and share capital invested in the business since June. In the prior year, other cash movements reflect Best Buy Europe’s operating free cash flow, together with net disposal proceeds of £34m.

The principal acquisition cost in the year was the final deferred consideration payment of £70m for the AOL acquisition.

Tax and interest reflects a sharp reduction in year-on-year interest costs, and continuing minimal tax payments, reflecting the substantial tax losses available to TalkTalk Group.

Dividends and shares include the acquisition of 24m Group shares into our Employee Benefit Trust earlier in the year to avoid future dilution from the exercise of share options, at a cost of £53m.

Dividends

We are proposing a final dividend of 3.00p per share (2008: 3.00p), taking the total dividend for the year to 4.35p, which represents an increase of 2% on last year, and which against Headline earnings provides dividend cover of 2.9 (2008: 3.7).

Balance sheet

The transaction with Best Buy has resulted in the deconsolidation of the Best Buy Europe balance sheet and the Group’s share of Best Buy Europe is now shown in interests in joint ventures and associates.

Group net assets have increased from £651m to £1,116m. Goodwill, other intangible assets, property plant and equipment, current assets and current liabilities have all reduced significantly year-on-year as a result of the deconsolidation. Loans to Best Buy Europe are shown separately in the balance sheet.

Going Concern

The Group has committed banking facilities totalling £925m that mature in 2012 and 2013. The Directors have reviewed the Group’s future cash forecasts, which they consider to be prepared on a prudent basis, and regard these facilities to be adequate to meet the Group’s requirements in the forthcoming year. On this basis, they consider that it is appropriate to prepare the financial statements on a going concern basis.

Post balance sheet event

On 8 May 2009, the Group announced it had agreed to acquire Tiscali’s UK business for a total cash consideration of £236 million, funded entirely from existing Group debt facilities. Completion is subject only to EU competition authority clearance and Tiscali S.p.A. obtaining formal approval pursuant to its debt restructuring plan. Completion is expected by end of June 2009.

Presentation

There is a presentation for investors and analysts at the offices of UBS, 1 Finsbury Avenue, London EC2M 2PP, starting at 09.00am this morning.  The dial-in details are 020 3037 9107 from the UK, and +44 20 3037 9107 or Freephone 1 866 966 5335 for international diallers.  A replay will be available for one week on 020 8196 1998 (UK) or +44 20 8196 1998 or Freephone 1 866 583 1035 (international).  The passcode for the replay is 897311#.  The event will also be audio webcast live at www.cpwplc.com.

Next trading update

The Group will announce its first quarter trading update on the date of its Annual General Meeting, 23 July 2009.

For Further Information

For analyst and institutional enquiries:

Christian Maher	07900 243308
Carla Bloom	07891 094542

For media enquiries

Mark Schmid	07920 484 787
Shane Conway	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)

07973 611 888

020 7638 9571

Consolidated income statement for the year ended 31 March 2009

	Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items*	After amortisation of acquisition intangibles and exceptional items		Restated** Before amortisation of acquisition intangibles and exceptional items		Restated** Amortisation of acquisition intangibles and exceptional items*	Restated** After amortisation of acquisition intangibles and exceptional items
	2009		2009	2009		2008		2008	2008
	£m		£m	£m		£m		£m	£m

Continuing operations
Revenue	1,385		—	1,385		1,424		—	1,424
Cost of sales	(658)		—	(658)		(792)		—	(792)
Gross profit	727		—	727		632		—	632
Operating expenses excluding amortisation and depreciation	(556)		(31)	(587)		(530)		(15)	(545)
EBITDA	171		(31)	140		102		(15)	87
Depreciation	(41)		—	(41)		(34)		—	(34)
Amortisation	(16)		(71)	(87)		(13)		(75)	(88)
Share of results of joint ventures and associates	23		(18)	5		(6)		—	(6)
Profit (loss) before interest and taxation	137		(120)	17		49		(90)	(41)
Interest expense	(30)		(85)	(115)		(51)		—	(51)
Interest income	26		—	26		6		—	6
Profit (loss) before taxation	133		(205)	(72)		4		(90)	(86)
Taxation	(19)		50	31		(5)		27	22
Net profit (loss) for the year from continuing operations	114		(155)	(41)		(1)		(63)	(64)
Net (loss) profit for the year from discontinued operations	(2)		593	591		138		(1)	137
Net profit for the year	112		438	550		137		(64)	73

Earnings per share
Basic
Continuing operations	12.8	p		(4.6	)p	(0.1	)p		(7.1	)p
Discontinued operations	(0.2	)p		66.2	p	15.3	p		15.2	p
Total	12.6	p		61.6	p	15.2	p		8.1	p
Diluted
Continuing operations	12.5	p		(4.5	)p	(0.1	)p		(6.8	)p
Discontinued operations	(0.2	)p		64.8	p	14.7	p		14.6	p
Total	12.3	p		60.3	p	14.6	p		7.8	p

* A reconciliation of Headline information to statutory information is provided in note 3.

** Prior year information has been restated to reclassify the results of discontinued operations and to reflect a change in the Group’s accounting policy for subscriber acquisition costs (see note 1). A reconciliation of restated results to the financial statements previously published is provided in note 10.

Consolidated statement of changes in equity for the year ended 31 March 2009

		Restated
	2009	2008
	£m	£m
At the beginning of the year as previously reported	735	690
Change in accounting policy (see note 1)	(84)	(35)
At the beginning of the year as restated	651	655

Net profit for the year	550	73
Currency translation and cash flow hedges	25	(68)
Net transfer to profit on disposal from equity of cumulative translation differences for discontinued activities	(10)	—
Net transfer to profit on disposal from equity of gains on available-for-sale assets for discontinued activities	(2)	—
Tax on items recognised directly in reserves	(16)	7
Net change in available-for-sale investments	1	(8)
Total recognised income and expense for the year	548	4

Issue of share capital	—	49
Net purchase of own shares	(51)	(35)
Net cost of share-based payments	6	9
Equity dividends	(38)	(31)

At the end of the year	1,116	651

Consolidated balance sheet as at 31 March 2009

	31 March 2009	Restated 29 March 2008
	£m	£m
Non-current assets
Goodwill	304	677
Other intangible assets	290	451
Property, plant and equipment	285	448
Non-current asset investments	1	5
Interests in joint ventures and associates	470	12
Loans to joint ventures	293	—
Deferred tax assets	108	96
	1,751	1,689
Current assets
Stock	1	212
Trade and other receivables	140	813
Current asset investments	—	2
Cash and cash equivalents	6	88
	147	1,115
Total assets	1,898	2,804
Current liabilities
Trade and other payables	(267)	(1,087)
Corporation tax liabilities	(33)	(42)
Loans and other borrowings	(33)	(39)
Provisions	(24)	(90)
	(357)	(1,258)
Non-current liabilities
Trade and other payables	—	(1)
Loans and other borrowings	(425)	(894)
	(425)	(895)
Total liabilities	(782)	(2,153)
Net assets	1,116	651

Equity
Share capital	1	1
Share premium reserve	476	476
Translation reserve	(51)	(66)
Accumulated profits	690	240
Funds attributable to equity shareholders	1,116	651

Consolidated cash flow statement for the year ended 31 March 2009

		Restated
	2009	2008
	£m	£m
Operating activities
Profit (loss) before interest and taxation	17	(41)
Adjustments for non-cash items:
Share-based payments	6	9
Non-cash movements on joint ventures and associates	(5)	6
Depreciation	41	34
Amortisation	87	88
Impairment of non-current asset investments	5	—
Loss on disposal of property, plant and equipment	—	1
Operating cash flows before movements in working capital	151	97
Decrease in trade and other receivables	4	16
Increase in stock	—	(1)
Decrease in trade and other payables	(44)	—
Increase (decrease) in provisions	11	(4)
Cash flows from operating activities – continuing	122	108
Cash flows from operating activities – discontinued	(153)	202
Cash flows from operating activities	(31)	310

Investing activities
Interest received	26	6
Disposal of subsidiaries, net of cash disposed	937	—
Acquisition of subsidiaries, net of cash acquired	(76)	(68)
Acquisition of intangible assets	(47)	(54)
Acquisition of property, plant and equipment	(59)	(126)
Acquisition of non-current asset investments	(1)	—
Investment in joint ventures and associates	(47)	(7)
Cash flows from investing activities – continuing	733	(249)
Cash flows from investing activities – discontinued	(25)	(68)
Cash flows from investing activities	708	(317)

Financing activities
Proceeds from the issue of share capital	—	49
Net purchase of own shares	(51)	(35)
(Decrease) increase in borrowings	(621)	38
Financing provided to Best Buy Europe	(28)	—
Interest paid	(30)	(51)
Dividends paid	(38)	(31)
Cash flows from financing activities – continuing	(768)	(30)
Cash flows from financing activities – discontinued	(3)	6
Cash flows from financing activities	(771)	(24)

Net decrease in cash and cash equivalents	(94)	(31)
Cash and cash equivalents at the start of the year	68	99
Effect of exchange rate fluctuations	(1)	—
Cash and cash equivalents at the end of the year	(27)	68

Cash and cash equivalents for the purposes of this statement comprise:
Cash and cash equivalents	6	88
Bank overdrafts	(33)	(20)
	(27)	68

Notes to the financial statements for the year ended 31 March 2009

1 Accounting policies

a)                                    Directors’ responsibilities

The Directors of The Carphone Warehouse Group PLC are responsible, in accordance with the Listing Rules of the Financial Services Authority, for preparing and issuing this preliminary announcement, which was approved on 4 June 2009.

b)                                   Basis of preparation

The financial information is extracted from the Group’s full financial statements for year ended 31 March 2009, which were approved by the Directors on 4 June 2009 and which received an unqualified audit report. This financial information is abridged and does not constitute statutory accounts for the year ended 31 March 2009 and year ended 29 March 2008. Full financial statements for the year ended 31 March 2009 will be filed with the Registrar of Companies in due course. The 2008 Annual Report and financial statements, on which the auditors gave an unqualified report, have been filed with the Registrar of Companies.

This financial information is prepared on the basis of the accounting policies set out in the Group’s statutory accounts for the year ended 29 March 2008, except in relation to subscriber acquisition costs (see below).

The financial statements reflect the Group’s results for the period from 30 March 2008 to 31 March 2009 (“the year”).

Comparative information is provided for the 52 week period ended 29 March 2008. In prior periods, the Group reported using a weekly financial (“retail”) calendar under which the financial statements were drawn up to the closest Saturday to 31 March. Following the part-disposal of the Group’s retail and distribution business on 30 June 2008 the Group elected to move to a fixed period end of 31 March, which is better suited to the operating cycles of the Group’s telecoms business, TalkTalk Group. From 1 July 2008 the retail and distribution business is reported as a joint venture. This business continues to report to a retail calendar and its results are drawn up to 4 April 2009.

c)                                    Change in accounting policy – subscriber acquisition costs

Subscriber acquisition costs comprise the direct third-party costs of recruiting and retaining customers, net of incentives from network operators and provision for in-contract churn.

In prior years these costs were capitalised as an intangible asset, to the extent that they were supported by expected future cash flows, and amortised on a straight-line basis through amortisation expense in the income statement over the minimum subscription period. The Group has changed its policy to expense these costs in operating expenses as the costs are incurred. Having undertaken a comprehensive review of the accounting policies of other businesses operating in the telecommunications sector, the Directors believe that the change in policy will provide greater comparability with such businesses and will therefore provide reliable and more relevant information to shareholders and other users of the financial statements.

In accordance with IAS 8 ‘Accounting Policies, Changes in Accounting Estimates and Errors’ comparative information has been restated to reflect this change in policy, as detailed in note 10.

2 Segmental reporting

Continuing operations are analysed as follows:

2009

	Talk Talk Group £m	Best Buy Europe £m	Virgin Mobile France £m	PLC costs £m	Group £m
Revenue	1,385	—	—	—	1,385
Headline EBITDA	181	—	—	(10)	171
Depreciation	(41)	—	—	—	(41)
Amortisation of operating intangibles	(16)	—	—	—	(16)
Share of results of joint ventures and associates (post-tax)	—	31	(8)	—	23
Headline EBIT	124	31	(8)	(10)	137
Amortisation of acquisition intangibles	(71)	—	—	—	(71)
Exceptional items (see note 4)	(26)	(18)	—	(5)	(49)
Statutory EBIT (segment results)	27	13	(8)	(15)	17

2008 (restated)

	Talk Talk Group £m	Best Buy Europe £m	Virgin Mobile France £m	PLC costs £m	Group £m
Revenue	1,424	—	—	—	1,424
Headline EBITDA	116	—	—	(14)	102
Depreciation	(34)	—	—	—	(34)
Amortisation of operating intangibles	(13)	—	—	—	(13)
Share of results of joint ventures and associates (post-tax)	—	—	(6)	—	(6)
Headline EBIT	69	—	(6)	(14)	49
Amortisation of acquisition intangibles	(75)	—	—	—	(75)
Exceptional items (see note 4)	(15)	—	—	—	(15)
Statutory EBIT (segment results)	(21)	—	(6)	(14)	(41)

The Group’s segmental information for the year ended 29 March 2008 has been restated to reflect the ongoing structure of the Group’s operations, as detailed in note 10.

Retail and Distribution (Best Buy Europe)

Prior to its part-disposal, the results of the Group’s retail and distribution business are reflected in the income statement, net of interest and taxation, within discontinued operations. After the transaction, the Group’s share of its results are reflected within joint ventures and associates as part of continuing operations, as Best Buy Europe.

The Headline results of the retail and distribution business are further analysed as follows:

	2009 Pre-disposal	2009 Post-disposal	2009 Total	Restated 2008 Total
	£m	£m	£m	£m
Revenue	729	2,834	3,563	3,091
Headline EBITDA	15	173	188	217
Depreciation	(13)	(39)	(52)	(47)
Amortisation of operating intangibles	(4)	(31)	(35)	(18)
Share of results of joint ventures and associates	—	—	—	(1)
Headline EBIT	(2)	103	101	151
Net interest (expense) income	(2)	(10)	(12)	3
Taxation on Headline results	2	(31)	(29)	(16)
Headline profit after taxation	(2)	62	60	138

3 Reconciliation of Headline information to statutory information

2009

	EBITDA	Profit before interest and taxation	Profit (loss) before taxation	Net profit (loss) from continuing operations	Net (loss) profit for discontinued operations	Net profit for the year
	£m	£m	£m	£m	£m	£m
Headline results	171	137	133	114	(2)	112
Exceptional items (see note 4)	(31)	(49)	(134)	(134)	593	459
Amortisation of acquisition intangibles	—	(71)	(71)	(71)	—	(71)
Taxation on exceptional items (see note 4)	—	—	—	31	—	31
Taxation on amortisation of acquisition intangibles	—	—	—	19	—	19
Statutory results	140	17	(72)	(41)	591	550

2008 (restated)

	EBITDA	Profit (loss) before interest and taxation	Profit (loss) before taxation	Net loss from continuing operations	Net profit from discontinued operations	Net profit for the year
	£m	£m	£m	£m	£m	£m
Headline results	102	49	4	(1)	138	137
Exceptional items (see note 4)	(15)	(15)	(15)	(15)	—	(15)
Amortisation of acquisition intangibles	—	(75)	(75)	(75)	—	(75)
Goodwill expense	—	—	—	—	(1)	(1)
Taxation on exceptional items (see note 4)	—	—	—	5	—	5
Taxation on amortisation of acquisition intangibles	—	—	—	22	—	22
Statutory results	87	(41)	(86)	(64)	137	73

EBITDA represents earnings before interest, taxation, depreciation, amortisation and goodwill expense. EBIT represents earnings before interest and taxation.

Headline information is provided because the Directors consider that it provides assistance in understanding underlying performance.

4 Exceptional items

The following items have been disclosed separately in the year given their size and one-off nature:

2009

		Income statement	Pre-tax gain (loss)	Taxation (charge) credit	Post-tax gain (loss)	Group share	Group share
	Note	presentation	£m	£m	£m	%	£m

Part-disposal of retail and distribution business
Net gain on disposal	a	Discontinued operations	648	(40)	608	100%	608
Indirect costs of the transaction	a	Discontinued operations	(7)	1	(6)	100%	(6)
Other costs arising from the transaction	b	Results of joint ventures and associates	(27)	4	(23)	50%	(11)

Reorganisation costs
Divisionalisation costs	c	Discontinued operations	(12)	3	(9)	100%	(9)
AOL integration	d	Operating expenses and taxation	(16)	4	(12)	100%	(12)
TalkTalk Group reorganisation	e	Operating expenses and taxation	(10)	3	(7)	100%	(7)
Best Buy Europe reorganisation	f	Results of joint ventures and associates	(18)	4	(14)	50%	(7)

Other exceptional items
Foreign exchange losses	g	Interest expense and taxation	(85)	24	(61)	100%	(61)
Impairment of non-current asset investments	h	Operating expenses	(5)	—	(5)	100%	(5)

2008

AOL integration	d	Operating expenses and taxation	(15)	5	(10)	100%	(10)

The presentation of these items within the income statement is summarised as follows:

		2009 £m	2008 £m

Operating expenses excluding amortisation	AOL integration (pre-tax)	(16)	(15)
and depreciation	TalkTalk Group reorganisation (pre-tax)	(10)	—
	Impairment of non-current asset investments (pre-tax)	(5)	—
		(31)	(15)

Share of results of joint ventures and associates	Other costs arising from the transaction (post-tax Group share)	(11)	—
	Best Buy Europe reorganisation (post-tax Group share)	(7)	—
		(18)	—

Interest expense	Foreign exchange losses (pre-tax)	(85)	—
		(85)	—

Taxation	AOL integration (taxation)	4	5
	TalkTalk Group reorganisation (taxation)	3	—
	Foreign exchange losses (taxation)	24	—
	Taxation credit on amortisation of acquisition intangibles	19	22
		50	27

Net (loss) profit for the year from	Net gain on disposal (post-tax)	608	—
discontinued operations	Indirect costs of the transaction (post-tax)	(6)	—
	Divisionalisation costs (post—tax)	(9)	—
		593	—

a)    Net gain on disposal and indirect costs of the transaction

On 30 June 2008, the Group completed the disposal of 50% of its retail and distribution business to Best Buy Co., Inc. (“Best Buy”).

The net assets of the business at the date of disposal were as follows:

£m
Goodwill	383
Other intangible assets	128
Property, plant and equipment	182
Stock	272
Trade and other receivables	745
Cash	104
Other	15
Total assets	1,829
Trade and other payables	(717)
Taxation	(45)
Loans and other borrowings	(216)
Provisions	(68)
Total liabilities	(1,046)
Net assets	783
Net assets disposed of (50%)	391

The gain on disposal was as follows:

£m
Cash consideration, net of costs	1,041
Net assets disposed of	(391)
Liabilities retained	(14)
Cumulative reserves recycled on disposal	12
Gain on disposal	648
Taxation	(40)
Net gain on disposal after taxation	608

Cash flows associated with the disposal were as follows:

£m
Cash consideration, net of costs	1,041
Cash disposed of	(104)
937

Other costs arising indirectly from the transaction principally comprise £3m in relation to the accelerated vesting of a retail share option scheme that was of no value to option-holders, and £3m arising on the write-down of unamortised bank facility fees.

b)    Other costs arising from the transaction

Further to the transaction with Best Buy, Best Buy Europe commenced the disposal of approximately 100 stores, primarily in the UK and France. Costs of £19m have been recognised in the year in relation to the disposal programme, comprising fixed asset write downs of £7m and provision for disposal costs of £12m.

Also as a result of the transaction, Best Buy Europe accelerated a shift in its range of retail stock away from mobile phones towards laptops and other non-mobile products, resulting in an exceptional clearance exercise. Losses of £8m have been incurred in disposing of the products that have been de-ranged.

A tax credit of £4m has been recognised in respect of these charges.

c)    Divisionalisation costs

Prior to the transaction with Best Buy, the Group conducted a comprehensive reorganisation of its central support structures, particularly in relation to its retail and distribution business, to achieve greater divisional autonomy and efficiency. This reorganisation resulted in redundancy and other restructuring costs of £12m. These costs are expected to attract tax relief of 28% and a tax credit of £3m has been recognised against them.

d)    AOL integration

The Group acquired AOL’s UK internet access business in December 2006. Since this time the Group has been working on the reorganisation of the business through a programme to transfer network operations, hosting, billing and customer management away from a transitional platform provided by AOL Time Warner onto the Group’s own systems and infrastructure. The transition has been completed during the year at a cost of £16m, against which a tax credit of £4m has been recognised.

e)    TalkTalk Group reorganisation

Further to the divisionalisation process detailed in note c above, TalkTalk Group has undertaken a comprehensive reorganisation of its structure and operations, which resulted in redundancy and other restructuring costs of £10m. These costs are expected to attract tax relief at 28% and a tax credit of £3m has been recognised against them.

f)     Best Buy Europe reorganisation

At the same time, Best Buy Europe has undertaken a similar comprehensive reorganisation of its structure and operations, which resulted in redundancy and other restructuring costs of £18m, against which a tax credit of £4m has been recognised.

g)    Foreign exchange losses

An exceptional foreign exchange loss of £85m has arisen in the year following a change in the functional currency of of the Group’s brand company from Swiss Francs to Sterling. The transaction with Best Buy necessitated a change in the operations of the brand company, which in turn made Sterling the appropriate functional currency. As a result of the change, movements on the brand company’s Swiss Franc borrowings, which would previously have been recognised through reserves on consolidation, were thereafter reflected in the income statement. These borrowings were converted into Sterling before 31 March 2009. A tax credit of £24m has been recognised in respect of this loss.

h)            Impairment of non-current asset investments

The Group has fully impaired its legacy wireless internet investments, resulting in a charge of £5m through exceptional operating expenses.

5 Taxation

The tax credit for continuing operations comprises:

	2009	Restated 2008
	£m	£m
Current tax:
UK corporation tax	7	1
Overseas tax	1	1
	8	2
Adjustments in respect of prior years:
UK corporation tax	3	—

Total current tax	11	2

Deferred tax:
Origination and reversal of timing differences	(23)	(24)
Adjustments in respect of prior years	(19)	—
Total deferred tax	(42)	(24)

Total tax credit	(31)	(22)

The tax charge relating to Headline earnings (see note 3) for the year is £19m (2008: £5m) representing an effective tax rate on pre-tax profits or losses before share of results of joint ventures and associates of 17% (2008: 50%).  The tax credit relating to statutory earnings in the year is £31m (2008: £22m).

6 Equity dividends

	2009	2008
	£m	£m
Final dividend for the year ended 31 March 2007 of 2.25p per ordinary share	—	20
Interim dividend for the year ended 29 March 2008 of 1.25p per ordinary share	—	11
Final dividend for the year ended 29 March 2008 of 3.00p per ordinary share	26	—
Interim dividend for the year ended 31 March 2009 of 1.35p per ordinary share	12	—
	38	31

Proposed final dividend for the year ended 31 March 2009 of 3.00p per ordinary share	27

The proposed final dividend for the year ended 31 March 2009 is subject to shareholders’ approval at the Annual General Meeting and has not been included as a liability in these financial statements.

7 Earnings per share

	2009	Restated 2008
	£m	£m
Headline earnings (see note 3)
Continuing operations	114	(1)
Discontinued operations	(2)	138
Total	112	137

Statutory earnings
Continuing operations	(41)	(64)
Discontinued operations	591	137
Total	550	73

	2009	2008
	Number of shares	Number of shares
	million	million
Weighted average number of shares:
Average shares in issue	914	906
Less average holding by Group ESOT	(22)	(6)
For basic earnings per share	892	900
Dilutive effect of share options	20	40
For diluted earnings per share	912	940

	Basic pence per share		Diluted pence per share
	2009	2008	2009	2008
Headline
Continuing operations	12.8	(0.1)	12.5	(0.1)
Discontinued operations	(0.2)	15.3	(0.2)	14.7
Total	12.6	15.2	12.3	14.6

Statutory
Continuing operations	(4.6)	(7.1)	(4.5)	(6.8)
Discontinued operations	66.2	15.2	64.8	14.6
Total	61.6	8.1	60.3	7.8

8 Reserves and accumulated profits

2009

	Share capital	Share premium reserve	Translation reserve	Accumulated profits	Total
	£m	£m	£m	£m	£m
Opening balance	1	476	(66)	240	651
Net profit for the year	—	—	—	550	550
Currency translation and cash flow hedges	—	—	25	—	25
Net transfer to profit on disposal from equity of cumulative translation differences for discontinued activities	—	—	(10)	—	(10)
Net transfer to profit on disposal from equity of gains on available-for-sale assets for discontinued activities	—	—	—	(2)	(2)
Tax on items recognised directly in reserves	—	—	—	(16)	(16)
Net change in available-for-sale investments	—	—	—	1	1
Net purchase of own shares	—	—	—	(51)	(51)
Net cost of share-based payments	—	—	—	6	6
Equity dividends	—	—	—	(38)	(38)
Closing balance	1	476	(51)	690	1,116

2008 (restated)

	Share capital	Share premium reserve	Translation reserve	Accumulated profits	Total
	£m	£m	£m	£m	£m
Opening balance	1	427	2	225	655
Net profit for the year	—	—	—	73	73
Currency translation and cash flow hedges	—	—	(68)	—	(68)
Tax on items recognised directly in reserves	—	—	—	7	7
Net change in available-for-sale investments	—	—	—	(8)	(8)
Issue of share capital	—	49	—	—	49
Net purchase of own shares	—	—	—	(35)	(35)
Net cost of share-based payments	—	—	—	9	9
Equity dividends	—	—	—	(31)	(31)
Closing balance	1	476	(66)	240	651

9 Analysis of changes in net debt

	At 30 March 2008	Cash flows	Exchange movements	Non-cash movements	At 31 March 2009
2009	£m	£m	£m	£m	£m
Cash and cash equivalents	88	(81)	(1)	—	6
Bank overdrafts	(20)	(13)	—	—	(33)
	68	(94)	(1)	—	(27)

Current loans and other borrowings	(19)	19	—	—	—
Non-current loans and other borrowings	(894)	602	(133)	—	(425)
	(913)	621	(133)	—	(425)

Current asset investments	2	—	—	(2)	—

Net debt	(843)	527	(134)	(2)	(452)
Loans to Best Buy Europe					293
Underlying net debt					(159)

	At 1 April 2007	Cash flows	Exchange movements	Non-cash movements	At 29 March 2008
2008	£m	£m	£m	£m	£m
Cash and cash equivalents	111	(23)	—	—	88
Bank overdrafts	(12)	(8)	—	—	(20)
	99	(31)	—	—	68

Current loans and other borrowings	(11)	(8)	—	—	(19)
Non-current loans and other borrowings	(708)	(30)	(156)	—	(894)
	(719)	(38)	(156)	—	(913)

Current asset investments	2	(8)	—	8	2

Net debt	(618)	(77)	(156)	8	(843)

Group committed debt facilities have been used to fund loans to Best Buy Europe under a £475m revolving credit facility (“RCF”). The RCF has terms that are broadly similar to the Group’s own committed facilities, including a debt:EBITDA covenant, and its final maturity date is 13 March 2013. Under the RCF, 50% of drawings are guaranteed by Best Buy Co., Inc.

The balance on the RCF at 31 March 2009 was £293m. Excluding these loans, underlying Group net debt was £159m. Movements on loans to Best Buy Europe in the period since 1 July 2008 include exchange movements of £48m on non-Sterling loans. These exchange movements are also reflected in the Group’s borrowings that were used to fund them.

10 Restatement of comparative information

Comparative information has been restated to present the results of Best Buy Europe as discontinued operations, and to reflect a change in the Group’s accounting policy for subscriber acquisition costs (“SAC”).

	As previously reported	Discontinued operations	Change in accounting policy**	Restated
	£m	£m	£m	£m
Income statement for the year ended 29 March 2008

Continuing operations
Revenue*	4,474	(3,050)	—	1,424
Cost of sales	(2,860)	2,068	—	(792)
Gross profit	1,614	(982)	—	632
Operating expenses excluding amortisation and depreciation	(1,163)	725	(107)	(545)
EBITDA	451	(257)	(107)	87
Depreciation	(81)	47	—	(34)
Amortisation and goodwill expense	(197)	55	54	(88)
Share of results of joint ventures and associates	(6)	1	(1)	(6)
Profit (loss) before interest and taxation	167	(154)	(54)	(41)
Interest expense	(53)	2	—	(51)
Interest income	11	(5)	—	6
Profit (loss) before taxation	125	(157)	(54)	(86)
Taxation	(7)	14	15	22
Net profit (loss) for the year from continuing operations	118	(143)	(39)	(64)

Net profit for the year from discontinued operations	—	143	(6)	137

Net profit for the year	118	—	(45)	73

* Revenue reclassified as discontinued operations comprises retail and distribution revenue of £3,091m, less eliminations of £41m which are not relevant for continuing operations.

** The effect of the change in accounting policy is to show SAC that had previously been capitalised as an operating expense and to reverse the amortisation of SAC that had previously been capitalised.

	As previously reported	Discontinued operations	Change in accounting policy	Restated
	£m	£m	£m	£m
Balance sheet as at 29 March 2008

Other intangible assets	569	—	(118)	451
Interests in joint ventures and associates	13	—	(1)	12
Deferred tax assets	61	—	35	96
Other non-current assets	1,130	—	—	1,130
Non-current assets	1,773	—	(84)	1,689
Current assets	1,115	—	—	1,115
Total assets	2,888	—	(84)	2,804
Total liabilities	(2,153)	—	—	(2,153)
Net assets	735	—	(84)	651

Share capital and premium	477	—	—	477
Accumulated profits	320	—	(80)	240
Translation reserve	(62)	—	(4)	(66)
Funds attributable to equity shareholders	735	—	(84)	651

	As previously reported	Discontinued operations	Change in accounting policy	Restated
	£m	£m	£m	£m
Balance sheet as at 31 March 2007

Other intangible assets	514	—	(55)	459
Deferred tax assets	62	—	20	82
Other non-current assets	980	—	—	980
Non-current assets	1,556	—	(35)	1,521
Current assets	1,019	—	—	1,019
Total assets	2,575	—	(35)	2,540
Total liabilities	(1,885)	—	—	(1,885)
Net assets	690	—	(35)	655

Share capital and premium	428	—	—	428
Accumulated profits	260	—	(35)	225
Translation reserve	2	—	—	2
Funds attributable to equity shareholders	690	—	(35)	655

	As previously reported	Discontinued operations	Change in accounting policy	Restated
	£m	£m	£m	£m
Consolidated cash flow statement for the year ended 29 March 2008

Operating activities
Profit (loss) before interest and taxation	167	(154)	(54)	(41)
Adjustments for non-cash items:
Share-based payments	9	—	—	9
Non-cash movements on joint ventures and associates	4	1	1	6
Depreciation	81	(47)	—	34
Amortisation and goodwill expense	197	(55)	(54)	88
(Profit) loss on disposal of property, plant and equipment, investments and intangible assets	(5)	6	—	1
Operating cash flows before movements in working capital	453	(249)	(107)	97
(Increase) decrease in trade and other receivables	(95)	111	—	16
Increase in stock	(59)	58	—	(1)
Increase in trade and other payables	191	(191)	—	—
Decrease in provisions	(22)	18	—	(4)
Cash generated from operations	468	(253)	(107)	108
Taxation paid	(11)	11	—	—
Cash flows from operating activities — continuing	457	(242)	(107)	108
Cash flows from operating activities — discontinued	—	242	(40)	202
Cash flows from operating activities	457	—	(147)	310

Investing activities
Interest received	9	(3)	—	6
Proceeds from sale of property, plant and equipment, investments and intangible assets	27	(27)	—	—
Disposal of subsidiaries, net of cash disposed	11	(11)	—	—
Acquisition of subsidiaries, net of cash acquired	(73)	5	—	(68)
Acquisition of intangible assets	(229)	68	107	(54)
Acquisition of property, plant and equipment	(197)	71	—	(126)
Investment in joint ventures and associates	(12)	5	—	(7)
Cash flows from investing activities — continuing	(464)	108	107	(249)
Cash flows from investing activities — discontinued	—	(108)	40	(68)
Cash flows from investing activities	(464)	—	147	(317)

Financing activities
Proceeds from the issue of share capital	49	—	—	49
Net purchase of own shares	(35)	—	—	(35)
Proceeds from borrowings	38	—	—	38
Interest paid	(53)	2	—	(51)
Receipts from current asset investments	8	(8)	—	—
Dividends paid	(31)	—	—	(31)
Cash flows from financing activities — continuing	(24)	(6)	—	(30)
Cash flows from financing activities — discontinued	—	6	—	6
Cash flows from financing activities	(24)	—	—	(24)

Net decrease in cash and cash equivalents	(31)	—	—	(31)
Cash and cash equivalents at the start of the year	99	—	—	99
Cash and cash equivalents at the end of the year	68	—	—	68

The impact of restatements on the results of individual segments  for the year ended 29 March 2008 is as follows:

	Revenue	EBITDA	EBIT
	£m	£m	£m
TalkTalk Group
Previously reported	1,399	226	125
Business transfers	25	—	—
Reallocation of PLC costs	—	(3)	(3)
Change in accounting policy	—	(107)	(53)
As restated	1,424	116	69

Best Buy Europe
Previously reported	3,116	276	175
Business transfers	(25)	—	(1)
Reallocation of PLC costs	—	(19)	(19)
Change in accounting policy	—	(40)	(4)
As restated	3,091	217	151

PLC costs
Previously reported	—	(36)	(36)
Reallocation of PLC costs	—	22	22
As restated	—	(14)	(14)

Joint ventures and associates
Previously reported	—	—	(6)
Business transfers	—	—	1
Change in accounting policy	—	—	(1)
As restated	—	—	(6)